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                                                                    EXHIBIT 23.2

                             [LETTERHEAD OF KPMG]

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
The Loewen Group Inc.


We consent to incorporation by reference in the registration statements on Forms S-3 of our reports (i) dated March 3, 1997 relating to the consolidated balance sheets of The Loewen Group Inc. as at December 31, 1996 and 1995 and the consolidated statements of operations, retained earnings and changes in financial position for each of the years in the three year period ended December 31, 1996 and related schedule, (ii) dated March 3, 1997, except as to Note 21(b), which is as of March 27, 1997, relating to the consolidated balance sheets of Loewen Group International, Inc. as at December 31, 1996 and 1995 and the consolidated statements of operations and retained earnings (deficit) and changes in financial position for each of the years in the three year period ended December 31, 1996, and (iii) dated as of March 3, 1997, except for Note 15, which is as of March 27, 1997, relating to the consolidated balance sheets of Neweol Investments Ltd. (as defined in Note 1 thereto) as at December 31, 1996 and 1995 and the consolidated statements of operations and retained earnings and cash flows for each of the years in the three year period ended December 31, 1996, all of which reports appear in the December 31, 1996 annual report on Form 10-K of The Loewen Group Inc. and to the reference to our firm under the heading "Experts" in the registration statements.


/s/ KPMG

Chartered Accountants
Vancouver, Canada

December 29, 1997